Exhibit 99.1

MoneyGram International Makes $30 million Debt Prepayment

MINNEAPOLIS, April 20, 2010 — MoneyGram International (NYSE:MGI), a global leader in the payment services industry, announces it made an optional $30 million prepayment on its tranche B term loan under the senior secured credit facility. The loan payment was made today, Tuesday, April 20, 2010.

“We take the repayment of debt seriously and are focused on ensuring we continue to strengthen our capital structure,” said Pamela H. Patsley, chairman and CEO. “We look forward to making strong headway in reducing the company’s total outstanding debt obligation this year.”

Including this latest payment, MoneyGram International will have paid $217 million toward its outstanding debt obligation since the recapitalization. This represents a 22 percent decrease in the company’s total outstanding debt since Jan. 1, 2009.

About MoneyGram International

MoneyGram International offers more choices for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 190,000 agent locations in nearly 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. Now, MoneyGram offers its most loyal customers MoneyGram Rewards for cash discounts on eligible money transfers from the U.S. – visit www.mymoneygram.com to register today. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.

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Contacts
Media:
Lynda Michielutti
952-591-3846
lmichielutti@moneygram.com

Investors:
Alex Holmes
720-568-8703
aholmes@moneygram.com